Exhibit 99.1

FOR IMMEDIATE RELEASE

JAMES RIVER GROUP HOLDINGS REPORTS THIRD QUARTER NET INCOME OF $19.0 MILLION, OR $0.64 PER DILUTED SHARE

REPORTS NET OPERATING INCOME OF $19.2 MILLION, OR $0.65 PER DILUTED SHARE

DECLARES $0.16 PER SHARE QUARTERLY DIVIDEND

DECLARES $1.00 PER SHARE SPECIAL DIVIDEND

33.0% GROWTH IN EXCESS AND SURPLUS LINES SEGMENT AND 41.2% GROWTH IN SPECIALTY ADMITTED SEGMENT IN THE THIRD QUARTER

INCREASED SCALE DRIVES EXPENSE RATIO REDUCTIONS IN E&S AND SPECIALTY ADMITTED SEGMENTS

YEAR-TO-DATE NET INCOME OF $40.8 MILLION OR $1.40 PER SHARE AND NET OPERATING INCOME OF $43.2 MILLION OR $1.48 PER SHARE

Pembroke, Bermuda, November 4, 2015—James River Group Holdings, Ltd. (NASDAQ:JRVR) today announced financial results for the third quarter and nine months ended September 30, 2015.

J. Adam Abram, Chairman and CEO of James River Group Holdings, Ltd. commented, “My colleagues delivered strong returns, producing an 89.0% combined ratio. James River remains on track to earn a 12% return on tangible equity for our shareholders for calendar 2015. Our profitable growth permitted our Board to supplement our regular $0.16 quarterly dividend with an additional special dividend of $1.00 per share to be paid in the fourth quarter. We are very pleased to announce these results and these dividends.”

Significant factors to consider when evaluating the third quarter of 2015 include:

•	Each of the Company’s operating segments made an underwriting profit;

•	Diluted operating earnings per share are $0.65 per share compared to $0.64 per share in the prior year;

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Wellesley House, 90 Pitt’s Bay Road, Pembroke HM 08, Bermuda

Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda

Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces Third Quarter and Year-to-Date 2015 Results

November 4, 2015

•	Net operating income for the third quarter 2015 of $19.2 million compared to $18.3 million in the prior year;
•	In the current quarter, pre-tax favorable reserve development was $9.6 million (representing $0.28 per share) compared to pre-tax favorable development of $15.4 million (representing $0.48 per share) in the prior year. This was the 13th consecutive quarter where we have been able to reduce reserves on prior accident years;
•	Our business segments continue to respond nimbly to market conditions:
o	Our highly profitable E&S Segment grew gross written premiums 33.0% to $82.2 million from $61.9 million in the third quarter of 2014;
o	Our Specialty Admitted Insurance Segment increased gross written premiums 41.2% to $22.9 million from $16.2 million in 2014, which helped to reduce the segment’s expense ratio to 35.7% from 46.4% in the third quarter of 2014.
•	Our combined ratio for the quarter was 89.0% compared to 88.8% in the prior year. As of September 30, 2015, 69% of total net loss reserves were designated as IBNR, which is consistent with our history of strong reserves;
•	Net investment income for the quarter was $9.5 million compared to $10.0 million for the same period in 2014;
•	The decrease in gross written premiums in our Casualty Reinsurance Segment from $93.3 million to $43.1 million was primarily the result of a timing difference, as a large reinsurance contract renewed out of sequence. Additionally, management of this Segment made underwriting decisions to either non-renew or reduce the size of other contracts at renewal in the quarter.

Significant factors to consider when evaluating the nine-month period ended September 30, 2015 include:

•	Each of the Company’s operating segments made an underwriting profit;
•	Diluted operating earnings per share up 7.2% to $1.48 per share compared to $1.38 per share in the prior year.
•	Net operating income in 2015 of $43.2 million compared to $39.6 million in the prior year;
•	For the nine months of 2015, we had favorable reserve development of $14.6 million, compared to $19.1 million in the first nine months of 2014;
•	We enjoyed an increase in gross written premiums of 11.5% to $463.5 from $415.6 million, which helped lower expense ratios in our two primary insurers:
o	The Excess and Surplus Lines Segment’s gross written premiums grew 28.9% to $235.4 million, which lowered the segment’s expense ratio by 2.1 percentage points;
o	The Specialty Admitted Insurance Segment’s gross written premiums grew by 52.7% to $61.8 million, which lowered the Segment’s expense ratio by 12.1 percentage points;
o	A decrease in our Casualty Reinsurance Segment’s gross written premiums of 13.6% to $166.4 million from $192.6 million in 2014.

Tangible equity value increased 3.3% for the third quarter of 2015 from $470.5 million at June 30, 2015 to $485.9 million at September 30, 2015. This was primarily due to our net income of $19.0 million and an increase in accumulated other comprehensive income (i.e. unrealized gains in our investment portfolio) which increased $1.6 million (after-tax) from $7.3 million at June

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JRVR Announces Third Quarter and Year-to-Date 2015 Results

November 4, 2015

30, 2015 to $8.9 million at September 30, 2015, partially offset by the dividend of $4.6 million paid during the quarter. The increase in unrealized gains was primarily driven by the change in market rates of interest.

On a year-to-date basis, our tangible book value increased 4.3% from $466.0 million at December 31, 2014 to $485.9 million at September 30, 2015. This increase was primarily due to our net income of $40.8 million partially offset by a decrease in accumulated other comprehensive income which decreased $9.5 million from $18.4 million at December 31, 2014 to $8.9 million at September 30, 2015, as well as the $13.9 million of dividends paid and accrued during 2015.

Net operating earnings per diluted share for the third quarter of 2015 were $0.65 per share and excluded $252,000 of pre-tax costs related to realized gains and losses and other non-operating expenses. This amount compares to $0.64 for the same period in 2014. On a year-to-date basis, net operating earnings per diluted share for 2015 were $1.48 per share and excluded $0.08 per share of costs related to realized gains and losses and other non-operating expenses. This amount compares to $1.38 for the same period in 2014.

Fully diluted earnings per share for the third quarter of 2015 were $0.64 which exceeded the amount in the third quarter of 2014 of $0.60. On a year-to-date basis, fully diluted earnings per share for 2015 were $1.40 per share. This amount compares to $1.24 for the same period in 2014.

The combined ratio for the Company was 89.0% (comprised of a loss ratio of 54.4% and an expense ratio of 34.7%) for the third quarter of 2015. This compares to a combined ratio of 88.8% (comprised of a loss ratio of 54.5% and an expense ratio of 34.3%) in the prior year. On a year-to-date basis, the combined ratio for the Company for 2015 was 94.6% (comprised of a loss ratio of 60.5% and an expense ratio of 34.1%). This compares to a combined ratio in the prior year of 94.5% (comprised of a loss ratio of 60.1% and an expense ratio of 34.4%).

Results for the quarter ended September 30, 2015 include favorable reserve development on prior accident years of $9.6 million, representing 7.8 points of our loss and combined ratio, respectively, which compares to favorable reserve development in the prior year of $15.4 million, representing 15.4 points of our loss and combined ratio, respectively. On an after-tax basis, favorable reserve development for the quarter is $8.3 million ($13.9 million in the prior year). On a year-to-date basis, 2015 includes favorable reserve development on prior accident years of $14.6 million (or $12.4 million on an after-tax basis) representing 4.2 points of our loss and combined ratio, respectively. In 2014, this nine-month favorable reserve development was $19.1 million (or $16.8 million on an after-tax basis) representing 6.7 points of our loss and combined ratio, respectively.

The increase in the overall expense ratio in the third quarter of 2015 compared to the same period in the prior year (34.7% in 2015 vs. 34.3% in the prior year) was due to increased sliding scale commissions at our Casualty Reinsurance segment (due to lower underlying loss ratios) as well as the increased share based compensation expenses and other costs of being a public company, offset by the increase in our earned premiums which grew 22.7% in the quarter from $100.0 million in 2014 to $122.7 million in 2015. For the nine months ended September 30, 2015 our expense ratio decreased to 34.1% in 2015 from 34.4% in 2014 as a result of earned premiums increasing 20.9% from $286.1 million in 2014 to $345.8 million in 2015, offset by the increased share based compensation expenses and other costs of being a public company.

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JRVR Announces Third Quarter and Year-to-Date 2015 Results

November 4, 2015

The Excess and Surplus Lines segment's combined ratio was 74.1% for the third quarter of 2015, comprised of a loss ratio of 49.9% and an expense ratio of 24.2%. In the prior year, this segment's combined ratio was 74.6% for the third quarter, comprised of a loss ratio of 46.6% and an expense ratio of 27.9%. For the year-to-date, the Excess and Surplus Lines segment's combined ratio was 83.0%, comprised of a loss ratio of 56.9% and an expense ratio of 26.1%. In the prior year, this segment's combined ratio on a year-to-date basis was 84.1%, comprised of a loss ratio of 55.9% and an expense ratio of 28.2%. In the third quarter, we recognized $10.1 million in pre-tax, favorable reserve development representing 15.3 points of our loss and combined ratio, respectively. In the same period in 2014, we recognized $12.0 million in pre-tax favorable reserve development representing 23.4 points of our loss and combined ratio, respectively. On a year-to-date basis, 2015 includes favorable reserve development on prior accident years of $18.5 million representing 10.4 points of our loss and combined ratio, respectively. In 2014, this favorable reserve development was $18.3 million representing 13.2 points of our loss and combined ratio, respectively.

The Specialty Admitted Insurance segment's combined ratio was 95.7% for the third quarter of 2015, comprised of a loss ratio of 60.0% and an expense ratio of 35.7%. In the prior year, this segment's combined ratio was 97.7%, comprised of a loss ratio of 51.3% and an expense ratio of 46.4%. For the year-to-date, the Specialty Admitted Insurance segment's combined ratio was 98.3%, comprised of a loss ratio of 60.4% and an expense ratio of 38.0%. In the prior year, this segment's combined ratio was 104.7%, comprised of a loss ratio of 54.5% and an expense ratio of 50.1%. In the third quarter, we recognized $2.0 million in pre-tax, favorable reserve development representing 18.3 points of our loss and combined ratio, respectively. In the same period in 2014, we recognized $2.2 million in pre-tax, favorable reserve development representing 30.3 points of the loss and combined ratio, respectively. On a year-to-date basis, 2015 includes favorable reserve development on prior accident years of $2.2 million representing 7.1 points of our loss and combined ratio, respectively. In 2014, this segment had favorable reserve development of $3.3 million representing 17.2 points of our loss and combined ratio, respectively. The expense ratio for the third quarter and year-to-date 2015 of 35.7% and 38.0%, respectively, has begun to show the effects of the successful ramp up of the programs and fronting business along with an overall increase in earned premiums in this segment. For the same periods in the prior year, the expense ratio was 46.4% and 50.1%, respectively.

The Casualty Reinsurance segment's combined ratio was 99.4% for the third quarter of 2015, comprised of a loss ratio of 59.4% and an expense ratio of 40.0%. In the prior year, this segment's combined ratio was 100.0% comprised of a loss ratio of 64.7% and an expense ratio of 35.2%. The increase in the expense ratio during the third quarter of 2015 was the result of increased sliding scale commissions associated with favorable loss ratios, principally in the 2014 underwriting year. For the year-to-date, the Casualty Reinsurance segment's combined ratio was 99.3%, comprised of a loss ratio of 65.1% and an expense ratio of 34.2%. In the prior year, this segment's combined ratio on a year-to-date basis was 99.7%, comprised of a loss ratio of 65.4% and an expense ratio of 34.3%. In the third quarter, we recognized $2.5 million of adverse reserve development representing (5.3) points of the loss and combined ratio, respectively. In the prior year, we recognized $1.2 million of favorable reserve development representing 2.9 points of the loss and combined ratio, respectively. On a year-to-date basis, 2015 includes adverse reserve development on prior accident years of $6.0 million representing (4.4) points of our loss and combined ratio, respectively. In 2014, this adverse reserve development was $2.4 million representing (1.9) points of our loss and combined ratio, respectively.

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JRVR Announces Third Quarter and Year-to-Date 2015 Results

November 4, 2015

The decrease in gross written premium in this segment for the third quarter of 2015 is principally due to the timing of the renewal of one contract which renewed in the third quarter of 2014 but was renewed in the second quarter of 2015. This contract contributed $25.0 million to this segment’s gross written premium in the third quarter of 2014 and $16.0 million to the second quarter of 2015. Additionally, management of this Segment made underwriting decisions to either non-renew or reduce the size of other contracts at renewal in the quarter.

Net investment income for the third quarter of 2015 was $9.5 million which compares to $10.0 million for the same period in 2014. On a year-to-date basis, net investment income for 2015 was $34.5 million which compares to $33.2 million for the same period in 2014. The decrease in net investment income for the quarter was primarily attributable to a decrease in the fair value of our investments in certain renewable energy partnerships in the third quarter of $(659,000) compared to an increase of $697,000 in the third quarter of the prior year. On a year-to-date basis, these energy partnerships have contributed $4.0 million and $4.7 million for the nine months ended September 30, 2015 and 2014, respectively, to our net investment income. The increase in net investment income on a year-to-date basis was also attributable to the increase in our balance of cash and invested assets which grew 5.9% from $1,302.1 million at September 30, 2014 to $1,378.9 million at September 30, 2015. Additionally net investment income was affected by our positive operating cash flow partially offset by the $70 million dividend we paid on September 30, 2014, which reduced our investable assets, as well as declining portfolio yields. Our annualized gross investment yield on average fixed maturity securities for the three and nine months ended September 30, 2015 was 3.4% and 3.3%, respectively, and the average duration of our portfolio was 3.5 years.

During the third quarter, we recognized $17,000 (seventeen thousand dollars) of pre-tax net realized losses. On a year-to-date basis for 2015, we recognized $2.5 million in pre-tax net realized losses. Included in this amount was $3.4 million in losses during the first quarter of 2015 relating to our energy portfolio, which at September 30, 2015 had a remaining carrying value of $21.0 million and a fair market value of $16.1 million.

Dividend

The Company announced that its Board of Directors declared a cash dividend of $0.16 per common share. This dividend is payable on Monday, December 28, 2015 to all shareholders of record on Monday, December 14, 2015.

Special Dividend

The Company also announced that its Board of Directors declared a cash dividend of $1.00 per common share. This dividend is payable on Monday, December 28, 2015 to all shareholders of record on Monday, December 14, 2015.

Conference Call

James River Group Holdings will hold a conference call to discuss this press release tomorrow, November 5, 2015, at 9:00 a.m. Eastern time. Investors may access the conference call by dialing (877) 930-8055 Conference ID# 17443071 or via the internet by going to www.jrgh.net and clicking on the “Investor Relations” link. Please visit the website at least 15 minutes early to register and download any necessary audio software. A replay will be available shortly after the call and through the end of business on December 4, 2015 at the number and website referenced above.

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JRVR Announces Third Quarter and Year-to-Date 2015 Results

November 4, 2015

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: losses exceeding reserves; loss of key members of our management or employees; adverse economic factors; a decline in our financial strength; loss of a group of brokers or agents that generate significant portions of our business; losses in our investment portfolio; additional government or market regulation; potentially becoming subject to United States taxation and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Non-GAAP Financial Measures

In presenting James River Group Holdings’ results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (GAAP). Such measures, including underwriting profit, net operating income and return on tangible equity are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.

About James River Group Holdings, Ltd.

James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies founded by members of our management team. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. The Company tends to focus on accounts associated with small or medium-sized businesses in each of its segments. Each of the Company’s regulated insurance subsidiaries are rated “A-” (Excellent) with a “positive outlook” by A.M. Best Company.

Visit James River Group Holdings, Ltd. on the web at www.jrgh.net

For more information contact:

Robert Myron

President and Chief Operating Officer

1-441-278-4583

InvestorRelations@jrgh.net

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JRVR Announces Third Quarter and Year-to-Date 2015 Results

November 4, 2015

James River Group Holdings, Ltd. and Subsidiaries

Condensed Consolidated Balance Sheet Data

(Unaudited)

	September 30, 2015	December 31, 2014
	($ in thousands, except for share amounts)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$888,480	$756,963
Fixed maturity securities, trading	1,251	7,388
Equity securities, available-for-sale	74,453	67,905
Bank loan participations, held-for-investment	213,625	239,511
Short-term investments	50,225	131,856
Other invested assets	74,301	33,622
Total investments	1,302,335	1,237,245

Cash and cash equivalents	76,561	73,383
Accrued investment income	8,281	7,273
Premiums receivable and agents’ balances	197,962	162,527
Reinsurance recoverable on unpaid losses	133,273	127,254
Reinsurance recoverable on paid losses	5,835	1,725
Deferred policy acquisition costs	72,673	60,202
Goodwill and intangible assets	221,509	221,956
Other assets	77,686	67,727
Total assets	$2,096,115	$1,959,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$779,009	$716,296
Unearned premiums	329,867	277,579
Senior debt	88,300	88,300
Junior subordinated debt	104,055	104,055
Accrued expenses	29,250	31,107
Other liabilities	58,218	54,034
Total liabilities	1,388,699	1,271,371

Total shareholders’ equity	707,416	687,921
Total liabilities and shareholders’ equity	$2,096,115	$1,959,292

Tangible equity	$485,907	$465,965
Tangible equity per common share outstanding	$16.89	$16.33
Total shareholders’ equity per common share outstanding	$24.59	$24.10
Common shares outstanding at end-of-period	28,769,487	28,540,350
Debt to total capitalization ratio	21.4%	21.9%

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JRVR Announces Third Quarter and Year-to-Date 2015 Results

November 4, 2015

James River Group Holdings, Ltd. and Subsidiaries

Condensed Consolidated Income Statement Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$148,236	$171,415	$463,505	$415,616
Net written premiums	$122,928	$153,836	$390,401	$367,618

Net earned premiums	$122,705	$99,989	$345,776	$286,057
Net investment income	9,510	9,996	34,496	33,189
Net realized investment (losses) gains	(17)	2,033	(2,473)	(1,678)
Other income	925	(201)	2,018	740
Total revenues	133,123	111,817	379,817	318,308

EXPENSES
Losses and loss adjustment expenses	66,718	54,486	209,133	171,936
Other operating expenses	43,387	34,114	119,764	98,971
Other expenses	69	2,459	207	2,848
Interest expense	1,769	1,557	5,217	4,661
Amortization of intangible assets	149	149	447	447
Total expenses	112,092	92,765	334,768	278,863
Income before taxes	21,031	19,052	45,049	39,445
Income tax expense	(2,070)	(1,884)	(4,222)	(3,626)
NET INCOME	$18,961	$17,168	$40,827	$35,819
NET OPERATING INCOME	$19,177	$18,288	$43,230	$39,639

EARNINGS PER SHARE
Basic	$0.66	$0.60	$1.43	$1.26
Diluted	$0.64	$0.60	$1.40	$1.24

NET OPERATING INCOME PER SHARE
Basic	$0.67	$0.64	$1.51	$1.39
Diluted	$0.65	$0.64	$1.48	$1.38

Weighted-average common shares outstanding:
Basic	28,735,087	28,540,350	28,608,398	28,540,350
Diluted	29,418,251	28,793,815	29,244,520	28,787,500
Cash dividends declared per common share	$1.16	$2.45	$1.48	$2.45

Ratios:
Loss ratio	54.4%	54.5%	60.5%	60.1%
Expense ratio	34.7%	34.3%	34.1%	34.4%
Combined ratio	89.0%	88.8%	94.6%	94.5%

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JRVR Announces Third Quarter and Year-to-Date 2015 Results

November 4, 2015

James River Group Holdings, Ltd. and Subsidiaries

Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands)

Gross written premiums	$82,249	$61,857	$235,384	$182,544
Net written premiums	$68,731	$51,079	$191,951	$150,618

Net earned premiums	$65,804	$51,230	$178,071	$138,313
Losses and loss adjustment expenses	(32,853)	(23,882)	(101,383)	(77,362)
Underwriting expenses	(15,904)	(14,315)	(46,429)	(39,020)
Underwriting profit (a), (b)	$17,047	$13,033	$30,259	$21,931

Ratios:
Loss ratio	49.9%	46.6%	56.9%	55.9%
Expense ratio	24.2%	27.9%	26.1%	28.2%
Combined ratio	74.1%	74.6%	83.0%	84.1%

(a)	See "Reconciliation of Non-GAAP Measures."
(b)	Underwriting results include fee income of $861,000 and $(218,000) for the three months ended September 30, 2015 and 2014, respectively, and $1.8 million and $565,000 for the respective nine month periods.

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JRVR Announces Third Quarter and Year-to-Date 2015 Results

November 4, 2015

SPECIALTY ADMITTED INSURANCE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands)

Gross written premiums	$22,898	$16,211	$61,755	$40,447
Net written premiums	$11,110	$9,212	$31,751	$24,855

Net earned premiums	$10,743	$7,185	$30,448	$18,847
Losses and loss adjustment expenses	(6,448)	(3,687)	(18,377)	(10,274)
Underwriting expenses	(3,833)	(3,336)	(11,565)	(9,451)
Underwriting profit (loss) (a), (b)	$462	$162	$506	$(878)

Ratios:
Loss ratio	60.0%	51.3%	60.4%	54.5%
Expense ratio	35.7%	46.4%	38.0%	50.1%
Combined ratio	95.7%	97.7%	98.3%	104.7%

(a)	See "Reconciliation of Non-GAAP Measures."
(b)	Underwriting results include fee income of $328,000 and $211,000 for the three months ended September 30, 2015 and 2014, respectively, and $992,000 and $514,000 for the respective nine month periods.

CASUALTY REINSURANCE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands)

Gross written premiums	$43,089	$93,347	$166,366	$192,625
Net written premiums	$43,087	$93,545	$166,699	$192,145

Net earned premiums	$46,158	$41,574	$137,257	$128,897
Losses and loss adjustment expenses	(27,417)	(26,917)	(89,373)	(84,300)
Underwriting expenses	(18,465)	(14,640)	(46,973)	(44,173)
Underwriting profit (a)	$276	$17	$911	$424

Ratios:
Loss ratio	59.4%	64.7%	65.1%	65.4%
Expense ratio	40.0%	35.2%	34.2%	34.3%
Combined ratio	99.4%	100.0%	99.3%	99.7%

(a) See "Reconciliation of Non-GAAP Measures."

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JRVR Announces Third Quarter and Year-to-Date 2015 Results

November 4, 2015

RECONCILIATION OF NON-GAAP MEASURES

The following table reconciles the underwriting profit (loss) by individual operating segment and of the whole Company to consolidated income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit (loss) of operating segments. Our definition of underwriting profit (loss) of operating segments and underwriting profit (loss) may not be comparable to that of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	($ in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$17,047	$13,033	$30,259	$21,931
Specialty Admitted Insurance	462	162	506	(878)
Casualty Reinsurance	276	17	911	424
Total underwriting profit of operating segments	17,785	13,212	31,676	21,477
Other operating expenses of the Corporate and Other segment	(4,324)	(2,041)	(12,958)	(5,762)
Underwriting profit (a)	13,461	11,171	18,718	15,715
Net investment income	9,510	9,996	34,496	33,189
Net realized investment (losses) gains	(17)	2,033	(2,473)	(1,678)
Other income and expenses	(5)	(2,442)	(28)	(2,673)
Interest expense	(1,769)	(1,557)	(5,217)	(4,661)
Amortization of intangible assets	(149)	(149)	(447)	(447)
Consolidated income before taxes	$21,031	$19,052	$45,049	$39,445

(a)	Included in underwriting results for the three months ended September 30, 2015 and 2014 is fee income of $1.2 million and $(7,000), respectively, and $2.8 million and $1.1 million for the respective nine month periods.

We define net operating income as net income excluding net realized investment gains and losses, expenses related to due diligence costs for various merger and acquisition activities, costs associated with our initial public offering, severance costs associated with terminated employees, impairment charges on goodwill and intangible assets and gains on extinguishment of debt. We use net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of net operating income may not be comparable to that of other companies.

Our income before taxes and net income for the three and nine months ended September 30, 2015 and 2014, respectively, reconciles to our net operating income as follows:

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JRVR Announces Third Quarter and Year-to-Date 2015 Results

November 4, 2015

	Three Months Ended September 30,
	2015		2014
	Income Before Taxes	Net Income	Income Before Taxes		Net Income
	($ in thousands)
Income as reported	$21,031	$18,961	$19,052		$17,168
Net realized investment losses (gains)	17	63	(2,033)		(1,420)
Other expenses	69	45	2,459	(a)	2,434
Interest expense on leased building the Company is deemed to own for accounting purposes	166	108	163		106
Net operating income	$21,283	$19,177	$19,641		$18,288

	Nine Months Ended September 30,
	2015		2014
	Income Before Taxes	Net Income	Income Before Taxes		Net Income
	($ in thousands)
Income as reported	$45,049	$40,827	$39,445		$35,819
Net realized investment losses	2,473	1,946	1,678		723
Other expenses	207	135	2,848	(a)	2,775
Interest expense on leased building the Company is deemed to own for accounting purposes	496	322	495		322
Net operating income	$48,225	$43,230	$44,466		$39,639

(a)	Principally costs of the initial public offering.

We define tangible equity as the sum of shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for September 30, 2015, June 30, 2015 and December 31, 2014.

	September 30,	June 30,	December 31,
	2015	2015	2014
Shareholders' equity	$707,416	$692,185	$687,921
Less: Goodwill and intangible assets	221,509	221,658	221,956
Tangible equity	$485,907	$470,527	$465,965

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